Exhibit 99.1

Ideanomics Signs $6B Deal with China’s Leading Auto Financing Company – First Auto Loan

-	Deal includes lease financing fixed income and asset backed security products through Ideanomics / SSC’s blockchain ecosystem and traditional financial distribution channels
-	Financing supports ride share vehicles such as Didi-Uber vehicles throughout China
-	Ideanomics to offer blockchain-based asset digitization services based on strong underlying assets
-	3-year total contract award for $6 billion to be raised

NEW YORK, Sep. 11, 2018 /PRNewswire/ -- Seven Stars Cloud Group, Inc. (to be renamed Ideanomics) (NASDAQ: SSC) ("SSC" or the "Company"), a leading global fintech and asset digitization services company focused on digital asset production and distribution, has today announced a monumental, three-year, $6B deal with First Auto Loan, China’s leading auto financing company.

Financing activities will be completed via both fixed income and asset-backed security offerings through a hybrid of both traditional distribution channels as well as Velocity Ledger’s blockchain-based offering globally.

Under the terms of the deal, Ideanomics, through its global strategic alliance network, will provide two distinct financing campaigns, one in China and the second across global markets. Ideanomics has exclusivity for financing activities outside of China. The Company will collaborate on financing activities that are conducted within China.

Financing activities within China amount 35B RMB (approximately $5.1B USD) over three years. The financing agreement for activities that will be conducted outside of China, and are exclusive to SSC, over the same period is $1B USD.

In line with Ideanomics’ 4+2+1 Strategy, this deal is representative of the Company’s Fixed Income Financial Digital Assets market penetration to provide global fractionalization, securitization, and tokenization of healthy cashflow-producing real-world assets. Additionally, the Company is building out a global value chain which includes sales and trading as well as AI-enhanced asset ratings.

The financing agreement is to ensure compliance with government mandated electric vehicle upgrades to China’s ride share vehicles, which is inclusive of Didi-Uber and Capital, China’s top ride-sharing services providers. The ride sharing industry includes online platforms and apps that connect passengers and drivers in a dynamic real-time transportation network.

According to Statista data sources, China is the largest ride sharing market in the world with reported revenue of $29.7B in 2018 compared with that of the United States at $17.2B in 2018 according to. Furthermore, ride-sharing in is expected to show an annual compound annual growth rate of 18% from through 2022, with an expected $58B in market volume in the same period.

Bruno Wu, Chairman and Co-CEO of Ideanomics: “We are proud to have secured this phenomenal global deal with First Auto Loan. This opportunity is rubber-stamps the type of blockchain-based fintech services that Ideanomics has set forth to accomplish as part of our Company’s Fixed Income Financial Digital Asset Strategy. It truly represents a paradigm shift in global financing activities and Ideanomics will continue to set a trailblazing path which will benefit all aspects of automotive and ride-sharing industries.”

About Ideanomics

Ideanomics (Seven Stars Cloud Group, Inc.), NASDAQ: SSC) (http://www.ideanomics.com/)

Ideanomics is determined to become one of the most prominent global digital asset companies. Relying on its core base of fintech and digital asset production and services-based ecosystem enablement, Ideanomics is committed to delivering the best digital assets via the best underlying technology. This approach will drive capital formation and sales across our digital asset ecosystems.

Ideanomics customizes its technology platform for various business use cases, operates the Platform-as-a-Service (PaaS), and partners with businesses that deliver core digital asset product creation.

We are focused on delivering a global multi-layer technology infrastructure ecosystem that issues, trades, and settles digital asset transactions. We will leverage direct sales channels and automated sales systems via digital asset exchange platforms which is inclusive of decentralized exchanges to realize digital asset distribution, social media, traditional regulated broker dealer network as well as institutions as direct clients.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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Media Contacts

Ideanomics

Email: pr@sevenstarscloud.io

IR Contacts

Federico Tovar, CFO Ideanomics

Chad Arroyo, CMO and CPO Ideanomics

Email: ir@sevenstarscloud.com

SOURCE: Ideanomics (Seven Stars Cloud Group, Inc.)